CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 22, 2014, relating to the financial statements and financial highlights, which appear in the May 31, 2014 Annual Reports to Shareholders of Columbia Dividend Income Fund and Columbia High Yield Municipal Fund (two of the funds constituting Columbia Funds Series Trust I), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 26, 2014